Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of July 11, 2014 (the “Effective Date”), between Certara USA, Inc., a Delaware corporation (the “Company”), and M. Andrew Schemick (the “Executive”).

1.         Employment Duties and Acceptance.

1.1          Employment by the Company. Effective as of August 4, 2014, or such other date as shall be mutually agreed (“Start Date”), the Company shall employ the Executive, for itself and its subsidiaries and affiliates, to render exclusive and full-time services in the capacity of Chief Financial Officer of the Company. Executive shall be an "at-will" employee for all purposes.

1.2          Duties and Responsibilities. The Executive shall have duties and responsibilities consistent with his/her position, subject to the oversight and direction by the CEO and the board of directors of the Company or its direct or indirect parent entity (each, the “Board”). The Executive will report to the CEO, or other equivalent senior manager as the Company may deem appropriate from time to time. The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company. Executive shall not, without the prior approval of the Board, whether for compensation or otherwise, directly or indirectly, alone or as a member of any partnership or other organization, be actively engaged in or concerned with any other business duties or personal pursuits which interfere with the performance of the Executive’s responsibilities under this Agreement.

1.3          Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. Subject to appointment by the Board as such, the Executive may also serve as an officer of any other entity controlled by, or under common control with, the Company, and as a director of the Company and of any other entity controlled by or under common control with the Company, in each case without any compensation therefor other than that specified in this Agreement. Upon request, or upon termination of employment with Company hereunder for any reason, the Executive shall, upon request, resign as a director or officer of the Company and of any other entity controlled by, or under common control with, the Company.

1.4          Place of Employment. The Executive’s principal place of employment shall be Princeton, NJ (the “Employment Location”), subject to such reasonable travel as the rendering of the services hereunder may require.

2.        Term of Employment. The stated term of employment under this Agreement (the “Term”) shall commence on the Start Date and shall continue until Executive ceases to be employed by the Company or any of its subsidiaries and affiliates for any reason.

3.        Compensation.

3.1          Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term a salary, initially

$225,000 per annum, payable not less frequently than monthly, less such deductions as shall be required to be withheld by applicable rules and regulations (the “Base Salary”). The Base Salary shall not preclude raises, incentive bonus plans and other compensation or incentives, including equity incentives should the Board, in its sole and absolute discretion, so determine to provide such additional compensation or incentives to the Executive. Executive’s compensation shall be reviewed at least once per year.

3.2          Incentive Bonus. In addition to his Base Salary, Executive shall be eligible to receive an annual incentive bonus in an amount up to 30% of Executive’s Base Salary (the “Incentive Bonus”) in the sole discretion of the Board (as such percentage shall be pro-rated for 2014). The applicable criteria for achieving an Incentive Bonus shall be established by the Board annually.

3.3          Equity. Subject to, and conditioned upon, approval by the Board in the exercise of its business judgment, Executive will receive a grant of profits interests in the Company equal to 0.4% of the equity of the Arsenal MBDD Holding, LP, an indirect parent company of the Company (“Parent”) (as determined on a fully-diluted basis as of the Start Date) and on the terms of the equity compensation plan of Parent, as may be in effect at the time of such option grant (the “Plan”), and a grant agreement on such terms as provided to other senior level executives of the Company, and shall be subject to any other terms and conditions determined by the Board at the time of such grant.

3.4          Participation in Employee Benefit Plans. The Executive shall be permitted, if and to the extent eligible, to participate on the same terms in any group life, hospitalization or disability insurance plan, health program, pension plan or similar benefit plan of the Company that is available generally to other senior executives and managers of the Company. The Company may amend or terminate its benefit plans at any time in its discretion.

3.5          Expenses. Subject to policies applicable to senior executives of the Company generally, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, and which expenses are consistent with the Company’s policies in effect from time to time with respect to such travel, entertainment and other business expenses, upon presentation of expense statements or vouchers or such other supporting information as it may require.

3.6          Vacation. The Executive shall be entitled to an annual vacation of three weeks in accordance with the Company’s vacation policy in effect from time to time.

4.        Termination.

4.1          Termination upon Death. If the Executive dies while employed by the Company, this Agreement shall terminate and the Executive or the Executive’s estate shall be entitled only to receive the Accrued Obligations payable through the date of such death.

4.2          Termination upon Disability. If the Executive becomes physically or mentally disabled while employed by the Company (whether totally or partially, so that the

Executive is unable substantially to perform the Executive’s services hereunder as determined, in good faith, by the Board following consultation with medical advisors selected by the Board) for (a) a period of three consecutive months, or (b) for shorter periods aggregating three months during any six month period (in each of clauses (a) and (b), such time periods shall include any legally required leaves of absence or accommodation), the Company may, by written notice to the Executive, terminate the Executive’s employment. In the event of termination of the Executive’s employment by the Company by reason of disability, the Executive shall be entitled only to receive the Accrued Obligations payable through the date of termination.

4.3          Termination for Cause. The Company may at any time by written notice to the Executive terminate the Executive’s employment for Cause (as defined below) and the Executive shall be entitled only to receive the Accrued Obligations payable through the date of termination.

4.4          Termination with Good Reason or without Cause. The Executive may terminate the Executive’s employment with the Company at any time with Good Reason (as defined below), and the Company may terminate the Executive’s employment without Cause, in each case upon fourteen (14) days written notice to the other party thereto. Following a termination by the Executive with Good Reason or by the Company without Cause, and so long as the Executive has not breached and does not breach the provisions of Sections 5.1, 5.2, 5.3, 5.4 or 5.5 and the Executive has entered into an effective general release of claims reasonably satisfactory to the Company that becomes effective and irrevocable by no later than the 30th day after Executive’s termination of employment, the Executive shall have the right to:

(a)         Payment by the Company of an amount equal to the Accrued Obligations as of the date of termination, which shall be paid when they otherwise would have been paid had Executive not been terminated; and

(b)         Continuation of Executive’s then-applicable Base Salary for twelve months, payable in accordance with the Company’s normal payroll practices.

For purposes of this Agreement:

“Accrued Obligations” means as of the date of Executive’s termination, (a) Executive’s earned but unpaid Base Salary, if any, through such date, (b) any unreimbursed business expenses payable to Executive pursuant to applicable Company policy, (c) unused accrued vacation, and (d) any Incentive Bonus awarded by the Board but not previously paid to the Executive with respect to the fiscal year preceding the fiscal year in which such date of termination occurs.

“Cause” means (i) Executive’s conviction of, or plea of nolo contendere to, a felony or to any other crime involving fraud, dishonesty or breach of trust, (ii) Executive’s gross negligence or intentional misconduct in the performance of Executive’s duties to the Company, Executive’s failure to perform at a standard reasonably expected of an employee in Executive’s position with the Company, or executive’s failure to devote Executive’s full business time to the Company, (iii) Executive’s fraud or willful dishonesty or misrepresentation intended to result in direct or indirect gain or personal enrichment at the expense of the Company or its equity holders, (iv) Executive’s public or consistent drunkenness or illegal use of narcotics that is reasonably likely to become materially injurious to the reputation or business of the Company or that is reasonably likely to impair Executive’s performance of duties to the Company, (v) the repeated or intentional failure of the Executive to follow the reasonable directions of the Board or the individual(s) to whom such Executive reports, following notice to the Executive and a reasonable opportunity to cure such repeated failure, or (iv) any other intentional conduct of Executive that materially injures the Company or its reputation including but not limited to knowingly participating or allowing accounting or tax improprieties, embezzlement or theft.

“Good Reason” means (a) a material diminution in Executive’s authority, duties, or responsibilities, or (b) the principal place of employment of the Executive is relocated to any location which is outside of a 50 mile radius of the Employment Location; provided that Good Reason shall not exist unless (i) within twenty (20) days after the occurrence of such act the Executive gives written notice to the Company stating that such act constitutes Good Reason, is not acceptable to the Executive, and requesting that the Company cure such act and (ii) the Executive terminates his or her employment with the Company within ninety (90) days after delivery of such notice.

4.5          Voluntary Termination. The Executive may terminate the Executive’s employment with the Company at any time in the Executive’s sole and absolute discretion upon giving at least thirty (30) days advance written notice to such effect to the Company (a “Voluntary Termination”). In the event the Executive’s employment is terminated during the Term by the Executive’s Voluntary Termination (other than termination by the Executive for Good Reason), then the Executive shall be entitled only to receive the Accrued Obligations payable through the date of such Voluntary Termination.

5.        Confidentiality, Intellectual Property, Noncompete and Nonsolicitation.

5.1          Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Term any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in the Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. For purposes hereof, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its ultimate parent company, and their respective affiliates and subsidiaries and their respective predecessors (collectively, “Company Group”) in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

5.2          Ownership of Intellectual Property. In the event that the Executive as part of Executive’s activities on behalf of the Company Group generates, authors or contributes to any invention, design, new development, device, product, method of process

(whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company Group as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Term will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

5.3       Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within the Executive’s control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

5.4       Noncompetition. The Executive acknowledges that during the Executive’s employment with the Company, the Executive will become familiar with trade secrets and other Confidential Information concerning the Company Group, and that the Executive’s services are of special, unique and extraordinary value to the Company. Therefore, the Executive hereby agrees that at any time during his or her employment with the Company and for a period of twenty four (24) months thereafter (the “Noncompetition Period”), the Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business worldwide competing with the businesses of the Company or the Company Group, as such businesses exist or are in process or being planned as of the termination of employment. It shall not be considered a violation of this Section 5.4 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

5.5       Nonsolicitation. The Executive hereby agrees that (a) during the Term and for a period of twenty four (24) months after the termination of employment for any reason (the “Nonsolicitation Period”), the Executive will not, directly or indirectly through another entity, hire or actively induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company Group any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company Group during such Nonsolicitation

c/o WCG

202 Carnegie Center, Suite 107

Princeton, NJ 08540

Attn: Alan Lefkowitz

if to the Executive, at:

M. Andrew Schemick

23 Zeloof Drive

West Windsor, NJ 08550

6.2       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes and nullifies any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

6.3       Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties making specific reference to this Agreement, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of New Jersey applicable to agreements made and to be perforated entirely within such state.

6.5       Acknowledgments. The Executive acknowledges that the Executive has read this entire Agreement, has had the opportunity to consult with an attorney, and fully understands the terms of this Agreement. The Executive is satisfied with the terms of this Agreement and agrees that its terms are binding upon the Executive and the Executive’s heirs, assigns, executors, administrators, and legal representatives.

6.6       Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in a writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, as if no such assignment or transfer had taken place.

6.7       Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.8       Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

6.9       Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.10      Section 409A.

(a)         If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable guidance thereunder (“Section 409A”), the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.

(b)         For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)         With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)         “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A.

(e)           Notwithstanding anything in this Agreement to the contrary, if the period during which the Executive has discretion to execute or revoke the general release of claims provided for by Section 5.4 straddles two calendar years, the payments provided for by Section 5.4 shall begin as soon as practicable in the second of the two calendar years, regardless of which calendar year the Executive actually delivers the executed release to the Company, subject to the release first becoming effective.

signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

Certara USA, Inc.

/s/ Edmundo Muniz
Name:	Edmundo Muniz
Title:	CEO

Executive:

/s/ M. Andrew Schemick 7/11/14
Name:	M. Andrew Schemick